Exhibit 10.11

Amended and Restated Offer Letter

August 27, 2021

Alok Gupta

Dear Alok:

On behalf of Hyperfine, Inc. (“Hyperfine or the “Company”), I am pleased to offer you the position of Chief Financial Officer reporting to the President and CEO, Dave Scott.

Your annualized compensation in this position will consist of an annual base salary of $400,000 paid in twice monthly pay periods, less required deductions.

For calendar year 2021, you will receive a prorated discretionary bonus with a target of 40% times your base salary. Such bonus will be paid no later than March 31, 2022. It will be a condition of your eligibility to receive any bonus that you remain employed with Hyperfine through the scheduled date of payment of such bonus.

●	The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including expenditures for travel to all Hyperfine sites; Bay Area, Connecticut and other sites as Hyperfine continues to grow, assuming (i) the expenditures are of a nature qualifying them as legitimate business expenses, and (ii) you furnish to the Company adequate records to substantiate the expenditures as reimbursable and deductible.

In addition, the Company will recommend to the board of directors or compensation committee the following equity awards for approval:

o	an award of 100,000 restricted stock units in Hyperfine to be granted at the first meeting of the compensation committee following the registration of the company’s equity compensation plan with the Securities and Exchange Commission after the closing of a SPAC Transaction, that (i) will be subject to the terms of the grant documents therefore, and (ii) subject to continued service and the specific terms of your grant, will vest over a four-year period with the following schedule: 25% on the last day of the calendar quarter of the one-year anniversary of your start date, and 8.333% at the end of each quarter thereafter.
o	an award of 200,000 time-based stock options in Hyperfine to be granted at the first meeting of the compensation committee following the closing of a SPAC Transaction

(the “Grant Date”), that (i) will have an option exercise price equal to the closing price of the stock on the Grant Date, (ii) will be subject to the terms of the grant documents therefore, and (iii) subject to continued service and the specific terms of your grant, will vest over a four-year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter.

For purposes of this Offer Letter, "SPAC Transaction" means a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (i.e., a company that has no commercial operations and that was formed to raise capital for the purpose of acquiring an existing company), that results in the operating business of the Company becoming a publicly traded company.

You will based out of Hyperfine’s facility in the California, Bay Area office. You will receive a one-time payment of $85,000 (net) at 6 months of employment, to cover the costs of your relocation. You agree to moving permanently to the Bay Area allowing daily presence in the Oakland office within 6 months of the start of your employment. You will be required to submit proof of said relocation prior to the one-time payment. Such payment will be recoverable, in full, by Hyperfine in the event that you voluntarily terminate your employment without Good Reason prior to 12 months from your start date.

You will be subject to the company executive severance policy once it has been approved by the Board. Additionally, you will be subjected to the Directors & Officer’s policy which will be improved shortly after the DeSPAC.

Hyperfine recognizes the need for employees to take time away from the office to creatively recharge.  We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Hyperfine's discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date.  Further, while we expect you to remain with Hyperfine for a long time, this letter is not an employment contract, and you will be an at-will employee. This letter is subject to successful completion of a background check.  By signing this letter, you authorize Hyperfine to conduct such background check

Hyperfine considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  As a condition of this offer of employment, you are required to sign Hyperfine's Non-solicit, Confidentiality and Intellectual Property Agreement.

This offer letter, along with the Non-solicit, Confidentiality and Intellectual Property Agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. The terms of this offer letter will be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state. This letter may not be modified or amended except by a written agreement, signed by me and by you.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Hyperfine. We firmly believe that Hyperfine offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team, you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company's benefits programs, please do not hesitate to reach out.

Sincerely,

Hyperfine, Inc.

By:	/s/ David Scott

David Scott
Chief Executive Officer

Signature:	/s/ Alok Gupta

Name:	Alok Gupta

Address:

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